Exhibit 99.1

HeartCore Announces Preliminary Third Quarter 2024 Financial Results

Q3 2024 Revenues Expected to Increase to Between $17 Million and $19 Million

Q3 2024 Net Income Expected to Increase to Between $9 Million and $11 Million

NEW YORK and TOKYO, October 18, 2024 (GLOBE NEWSWIRE) — HeartCore Enterprises, Inc. (Nasdaq: HTCR) (“HeartCore” or “the Company”), a leading enterprise software and data consulting services company based in Tokyo, announced select preliminary financial results for the third quarter ended September 30, 2024. These results are preliminary and unaudited, and are subject to all aspects of the final quarterly review process and may change as a result of new information that arises, or new determinations that are made, in this process.

Based on preliminary unaudited results, the Company expects revenues for the third quarter of 2024 to be between $17 million and $19 million, representing an increase of between 263% and 305%, compared to $4.7 million in the same quarter last year. Revenues for the nine months ended September 30, 2024 are expected to be between $26 million and $28 million, representing an increase of between 40% and 51%, compared to $18.5 million for the same period last year.

Net income is expected to be between $9 million and $11 million for the third quarter of 2024, compared to a net loss of $2.5 million in the same period last year. Net income for the nine months ended September 30, 2024 is expected to be between $5 million and $7 million, compared to a net loss of $1.8 million in the same period last year.

HeartCore’s “Software Related Business” and “Go IPO Business” include the following revenue streams:

Software Related Business

‒	Revenues from on-premise software
‒	Revenues from maintenance and support services
‒	Revenues from software as a service (“SaaS”)
‒	Revenues from software development and other miscellaneous services
‒	Revenues from customized software development and services

GO IPO Business

‒	Revenues from consulting services

Each business is expected to have the following results for the third quarter of 2024:

	Software Related Business	GO IPO Business
Q3 2024 Revenues	$4 million	$13 million - $15 million

“I am pleased to announce robust preliminary results for this past third quarter, the strongest quarter in HeartCore’s history,” said the Company CEO Sumitaka Kanno. “This significant increase is primarily due to the recent public listing of our Go IPO client, SBC Medical Group Holdings Incorporated (“SBC”). The Company is expected to report approximately $12 to $14 million in revenues from warrants issued by SBC for our IPO consulting services. This Go IPO deal is the biggest achievement since the business’ inception and underscores the immense value our consulting business presents. Additionally, we have an incremental three Go IPO deals that are slated to close over the next several months, and with an optimistic outlook on the U.S. IPO market for Japanese companies, we look forward to the completion of these deals that are set to further strengthen our financial results. We also shifted toward proposing multi-year software licensing agreements to our customers starting in 2024, and these agreements corresponded to increased revenues in our Software Related Business. 2024 is set to be the strongest year in HeartCore history, and we remain committed to retaining this upward trend for future quarters and years ahead. We look forward to providing the full details of our third quarter 2024 financial results in mid-November.”

About HeartCore Enterprises, Inc.

Headquartered in Tokyo, Japan, HeartCore Enterprises is a leading enterprise software and consulting services company. HeartCore offers Software as a Service (SaaS) solutions to enterprise customers in Japan and worldwide. The Company also provides data analytics services that allow enterprise businesses to create tailored web experiences for their clients through best-in-class design. HeartCore’s customer experience management platform (CXM Platform) includes marketing, sales, service and content management systems, as well as other tools and integrations, which enable companies to enhance the customer experience and drive engagement. HeartCore also operates a digital transformation business that provides customers with robotics process automation, process mining and task mining to accelerate the digital transformation of enterprises. HeartCore’s GO IPOSM consulting services helps Japanese-based companies go public in the U.S. Additional information about the Company’s products and services is available at https://heartcore-enterprises.com/.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believed,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in HeartCore’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond HeartCore’s control which could, and likely will materially affect actual results, and levels of activity, performance, or achievements. Any forward-looking statement reflects HeartCore’s current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. HeartCore assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

Matt Glover and John Yi

HTCR@gateway-grp.com

(949) 574-3860